DATED November 19, 2013
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-173364
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, 1.00% NOTES DUE 2016

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, 1.00% Notes Due 2016
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date:	November 19, 2013
Settlement Date (Original Issue Date):
November 26, 2013, which is the fifth business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium-Term Notes on the date hereof or the next business day will be required, because the Medium-Term Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Maturity Date:	November 25, 2016
Principal Amount:	$500,000,000
Price to Public (Issue Price):	99.921%
Dealers’ Commission:	0.250% (25 basis points)
All-in-price:	99.671%
Pricing Benchmark:	UST 0.625% Notes due November 15, 2016
UST Spot (Yield):	0.577%
Spread to Benchmark:	+ 45 basis points (0.45%)
Yield to Maturity:	1.027%
Net Proceeds to Issuer:	$498,355,000
Coupon:	1.00%
Interest Payment Dates:	Interest will be paid semi-annually on the 25th of May and November of each year, commencing May 25, 2014 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Citigroup Global Markets Inc. (23.33%)
Goldman, Sachs & Co. (23.34%)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (23.33%)
Co-Managers:	BBVA Securities Inc. (3.00%)
BNP Paribas Securities Corp. (3.00%)
BNY Mellon Capital Markets, LLC (3.00%)
Commerz Markets LLC (3.00%)
Deutsche Bank Securities Inc. (3.00%)
ING Financial Markets LLC (3.00%)
Lloyds Securities Inc. (3.00%)
Mitsubishi UFJ Securities (USA), Inc. (3.00%)
Standard Chartered Bank (3.00%)
The Williams Capital Group, L.P. (3.00%)
Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.
Billing and Delivery Agent:	Goldman, Sachs & Co.
CUSIP:	14912L5W7

Supplemental United States Federal Income Tax Considerations
Pursuant to final Treasury regulations and an Internal Revenue Service notice, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “Certain United States Federal Income Tax Consequences—Non-United States Holders—Foreign Account Tax Compliance” in the prospectus supplement) will generally not apply to debt obligations that are issued prior to July 1, 2014; therefore, the Notes will not be subject to FATCA withholding.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at (800) 831-9146, Goldman, Sachs & Co. toll free at (866) 471-2526 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322.

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